EXHIBIT 21

UNITED BANCSHARES, INC. SUBSIDIARIES

The Union Bank Company

Columbus Grove, Ohio

The Bank of Leipsic Company

Leipsic, Ohio

(effective March 1, 2001)

Citizens Bank of Delphos

Delphos, Ohio